Exhibit 99.1

Tronox Reports First Quarter 2023 Financial Results

First quarter results exceeded expectations

STAMFORD, Conn., Apr. 26, 2023/PRNewswire/ — Tronox Holdings plc (NYSE:TROX) (“Tronox” or the “Company”), the world’s leading integrated manufacturer of titanium dioxide ("TiO2") pigment, today reported its financial results for the quarter ending March 31, 2023, as follows:

First Quarter 2023 Financial Highlights:
•	Produced revenue of $708 million, a decrease of 27% compared to the prior year
•	Generated income from operations of $62 million and net income of $25 million
•	Achieved GAAP diluted EPS of $0.15; adjusted diluted EPS of $0.15 (non-GAAP)
•	Delivered Adjusted EBITDA of $146 million, and an Adjusted EBITDA margin of 20.6%
•	Invested $93 million in capital expenditures, primarily in our vertical integration and newTRON initiatives

Q2 2023 Outlook:
•	TiO2 volumes expected to increase in the mid- to high-teens range compared to the first quarter 2023
•	Adjusted EBITDA expected to be $160-170 million

This outlook is based on Tronox's views on current global economic activity and is subject to changes and impacts associated with the macroeconomic conditions, global supply chain, and inflation-related challenges, among others.
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Note: For the Company's guidance with respect to second quarter 2023 non-GAAP measures, we are not able to provide without unreasonable effort the most directly comparable GAAP financial measure, or reconciliation to such GAAP financial measure, because certain items that impact such measures are uncertain, out of the Company's control or cannot be reasonably predicted.

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Summary of Select Financial Results for the Quarter Ending March 31, 2023

($M unless otherwise noted)	Q1 2023	Q1 2022	Y-o-Y % ∆	Q4 2022	Q-o-Q % ∆
Revenue	$708	$965	(27)%	$649	9%
TiO2	$560	$773	(28)%	$478	17%
Zircon	$72	$108	(33)%	$91	(21)%
Feedstock and other products	$76	$84	(10)%	$80	(5)%
Income from operations	$62	$69	(10)%	$36	72%
Net Income (Loss)	$25	$16	56%	$(14)	n/	m
Net Income (Loss) attributable to Tronox	$23	$16	44%	$(15)	n/	m
GAAP diluted earnings (loss) per share	$0.15	$0.10	50%	$(0.09)	n/	m
Adjusted diluted earnings (loss) per share	$0.15	$0.60	(75)%	$(0.17)	n/	m
Adjusted EBITDA	$146	$240	(39)%	$113	29%
Adjusted EBITDA Margin %	20.6%	24.9%	(430) bps	17.4%	320 bps
Free cash flow	$(172)	$86	(300)%	$126	(237)%

	Y-o-Y % ∆			Q-o-Q % ∆
	Volume	Price	FX	Volume	Price	FX
TiO2	(30)%	3%	(1)%	14%	1%	2%
Zircon	(43)%	10%	-	(21)%	0%	-

Co-CEOs' Remarks
“While this quarter continued to be challenged by softer end-market demand compared to the prior year, we delivered a stronger quarter than expected,” commented John D. Romano, co-chief executive officer. “Sequentially, TiO2 volumes improved 14%, within the previously guided range, and average selling prices improved 1% compared to the prior quarter, or 3% compared to the prior year, despite 30% lower volumes year-on-year. Adjusted EBITDA was $146 million in the quarter, exceeding the top end of our guided range by $16 million, primarily due to favorable exchange rates compared to our forecast, prudent cost and discretionary spend management and lower costs on the volumes sold in the quarter. Tronox’s first quarter financial results are a demonstration of the strength and advantages of our vertically integrated portfolio. Through our investments in vertical integration, we are able to realize a cost advantage and security of supply that is a key differentiator for Tronox.  Additionally, we continue to deliver against our commercial strategy and realize favorable pricing trends despite the macro backdrop. I am proud of the Tronox team’s dedication and commitment.”

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Mr. Romano continued, “Looking ahead, we expect second quarter pigment volumes to increase in the mid- to high-teens range compared to first quarter 2023, driven by continued demand improvement across all regions.”

Jean-François Turgeon, co-chief executive officer, added, "We continue to focus on managing our costs while utilizing the numerous levers we have available to optimize performance and adapt to market conditions. We are happy to report that our upgrading operations at KZN in South Africa are back to full utilization levels following the fire in the fourth quarter that impacted production rates. Additionally, our Atlas mining operations in Australia are also up and running. We are continuing to work with the local authorities towards being able to utilize the primary roads for hauling material offsite, which we anticipate will occur mid-2023. For the second quarter 2023, we anticipate generating an Adjusted EBITDA of $160-170 million, primarily as a result of improved TiO2 and zircon volumes, partially offset by unfavorable product mix impacts and higher costs at our mining sites including increased energy costs in South Africa and higher hauling costs in Australia. We will continue to balance cash generation while ensuring we have the product necessary to meet our customers’ needs and are effectively positioning Tronox for future success.”

First Quarter 2023 Results
(Comparisons are to prior year (Q1 2023 vs. Q1 2022) unless otherwise noted)

The Company recorded first quarter revenue of $708 million, a decrease of 27%, primarily driven by lower sales volumes. Revenue from TiO2 sales was $560 million, a decline of 28% driven by a 30% decline in volumes, a 3% increase in average selling prices and a 1% decrease due to exchange rates. Sequentially, TiO2 sales increased 17%, driven by a 14% increase in sales volumes, a 1% increase in average selling prices and a 2% increase due to exchange rates.

Zircon revenue decreased 33% to $72 million driven by a 43% decline in volumes, partially offset by a 10% increase in average selling prices. Sequentially, zircon revenue decreased 21%, driven by a 21% decrease in volumes while average selling prices remained level.

Revenue from other products was $76 million, a decline of 10% year-over-year and 5% sequentially, primarily driven by lower pig iron volumes and average selling prices. Partially offsetting the lower pig iron sales were sales of rare earth elements, which increased 62% year-over-year.

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Net income attributable to Tronox in the quarter of $23 million, or $0.15 per diluted share, compared to net income attributable to Tronox of $16 million, or $0.10 per diluted share in the year-ago period. Excluding non-recurring adjustments totaling $1 million, adjusted net income attributable to Tronox (non-GAAP) was $24 million, or $0.15 per diluted share.

Adjusted EBITDA of $146 million represented a 39% decrease compared to the first quarter 2022, driven by unfavorable fixed cost absorption due to lower production rates, higher process chemical costs, higher mining site costs, and lower sales volumes, partially offset by improved pricing, favorable exchange rates, and lower freight costs. Adjusted EBITDA margin was 20.6% for the quarter.

Sequentially, Adjusted EBITDA increased 29% due to improved freight and corporate costs, the roll-off of lower cost or market and other abnormal charges from the fourth quarter, higher sales volumes and improved product mix, and improved pricing, partially offset by exchange rate headwinds.

The Company's selling, general and administrative expenses were $71 million in the quarter, a decrease of 9%. Tronox's first quarter net interest expense was $30 million. Depreciation, depletion and amortization expense was $71 million.

Balance Sheet, Cash Flow and Capital Allocation
Tronox ended the quarter with $2.7 billion of total debt and a net leverage ratio of 3.3x on a trailing twelve-month basis. Available liquidity at the end of the quarter totaled $432 million, including $115 million in cash and cash equivalents and $317 million available under our revolving credit agreements. There are no significant debt maturities until 2028 and no financial covenants on the Company's term loans or bonds.

Free cash flow for the quarter was a use of $172 million primarily due to higher working capital needs including increased inventories inclusive of purchases of Jazan slag, higher accounts receivable driven by improved sales and lower accounts payable. Capital expenditures were $93 million, including investments in the Company's key capital initiatives, such as newTRON, the Company's global business transformation project to improve, automate and digitize, and vertical integration projects to sustain Tronox's internalization of feedstocks and associated cost advantages. These investments are expected to generate returns significantly above the Company's cost of capital and sustain Tronox's position as a leading low-cost producer.

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Sustainability
In an effort to create a more centralized approach to communication of the Company's sustainability efforts, the Company appointed Jennifer Guenther to the role of Chief Sustainability Officer, and Head of Investor Relations and Financial Planning. Mr. Turgeon commented, "We are relentlessly focused on  sustainability at Tronox, and this area is becoming an increasingly significant focal point for our investors, customers and other key stakeholders. Having Jennifer lead these efforts will provide greater insight externally into the exciting ongoing work around ESG and ensure our efforts continue to align Tronox towards a more profitable and sustainable future, as we believe these two go hand in hand."

Additionally, the Company will be publishing its 2022 Sustainability Report in May 2023. This report will reinforce the previously disclosed path to carbon neutrality by 2050. This year, the Company is also committing for the first time to targets to reduce scope 3 emissions intensity by 9% by 2025 and 16% by 2030 against a 2021 baseline. Mr. Turgeon added, "We are excited about the continued progress we make each year to become more fully aligned with the expectations of our key stakeholders."

Webcast Conference Call
Tronox will conduct a webcast conference call on Thursday, April 27, 2023, at 8:00 a.m. ET (New York).  The live call is open to the public via internet broadcast and telephone.

Internet Broadcast: http://investor.tronox.com
Dial-in Telephone Numbers:
United States: +1 (833) 470-1428
International: 001 404 975 4839
Access code: 614920

Conference Call Presentation Slides will be used during the conference call and will be available on our website: http://investor.tronox.com

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Conference Call Replay: Available via the internet and telephone beginning on April 27, 2023, by 11:00 a.m. ET, until May 4, 2023, 11:59 p.m. ET.

Internet Replay: http://investor.tronox.com
Replay Dial-in Telephone Numbers:
United States: +1 (866) 813-9403
International: 001 929 458 6194
Replay Access Code: 358146

About Tronox
Tronox Holdings plc is one of the world's leading producers of high-quality titanium products, including titanium dioxide pigment, specialty-grade titanium dioxide products and high-purity titanium chemicals, and zircon. We mine titanium-bearing mineral sands and operate upgrading facilities that produce high-grade titanium feedstock materials, pig iron and other minerals. With approximately 6,500 employees across six continents, our rich diversity, unmatched vertical integration model, and unparalleled operational and technical expertise across the value chain, position Tronox as the preeminent titanium dioxide producer in the world. For more information about how our products add brightness and durability to paints, plastics, paper and other everyday products, visit tronox.com.

Cautionary Statement about Forward-Looking Statements
Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance, anticipated completion of extensions and upgrades to our mining operations, anticipated trends in our business and industry, anticipated costs, benefits and timing of project newTRON and Atlas Campaspe, the Company's anticipated capital allocation strategy including future capital expenditures, and our sustainability goals, commitments and programs. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, actual costs, benefits and timing of capital projects, or achievements to differ materially from the results, level of activity, performance, anticipated costs, benefits and timing of capital projects, or achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, macroeconomic conditions; inflationary pressures and energy costs; currency movements; political instability, including the ongoing Russia and Ukraine conflict and any expansion of such conflict; supply chain disruptions; market conditions and price volatility for titanium dioxide, zircon and other feedstock materials, as well as global and regional economic downturns, that adversely affect the demand for our end-use products; disruptions in production at our mining and manufacturing facilities; and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company's filings with the Securities and Exchange Commission.

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Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, synergies or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Use of Non-GAAP Information
To provide investors and others with additional information regarding the financial results of Tronox Holdings plc, we have disclosed in this release certain non-U.S. GAAP operating performance measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income attributable to Tronox, including its presentation on a per share basis, and a non-U.S. GAAP liquidity measure of Free Cash Flow.  These non-U.S. GAAP financial measures are a supplement to and not a substitute for or superior to, the Company's results presented in accordance with U.S. GAAP.  The non-U.S. GAAP financial measures presented by the Company may be different from non-U.S. GAAP financial measures presented by other companies. Specifically, the Company believes the non-U.S. GAAP information provides useful measures to investors regarding the Company's financial performance by excluding certain costs and expenses that the Company believes are not indicative of its core operating results.  The presentation of these non-U.S. GAAP financial measures is not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP.  A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Media Contact: Melissa Zona
+1.636.751.4057

Investor Contact: Jennifer Guenther
+1.646.960.6598

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Net sales	$708	$965
Cost of goods sold	575	733
Gross profit	133	232
Selling, general and administrative expenses	71	78
Venator settlement	—	85
Income from operations	62	69
Interest expense	(33)	(32)
Interest income	3	2
Loss on extinguishment of debt	—	(1)
Other income (expense), net	2	(4)
Income before income taxes	34	34
Income tax provision	(9)	(18)
Net income	25	16
Net income attributable to noncontrolling interest	2	—
Net income attributable to Tronox Holdings plc	$23	$16

Earnings per share:
Basic	$0.15	$0.10
Diluted	$0.15	$0.10

Weighted average shares outstanding, basic (in thousands)	155,175	154,629
Weighted average shares outstanding, diluted (in thousands)	156,641	159,577

Other Operating Data:
Capital expenditures	93	103
Depreciation, depletion and amortization expense	71	68

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TRONOX HOLDINGS PLC
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC  (U.S. GAAP)
TO ADJUSTED NET INCOME ATTRIBUTABLE TO TRONOX HOLDINGS PLC (NON-U.S. GAAP)

	Three Months Ended March 31,
	2023	2022

Net income attributable to Tronox Holdings plc (U.S. GAAP)	$23	$16

Venator settlement (a)	—	85
Loss on extinguishment of debt (b)	—	1
Income tax expense - deferred tax assets (c)	—	(7)
Other (d)	1	1
Adjusted net income attributable to Tronox Holdings plc (non-U.S. GAAP) (1)	$24	$96

Diluted net income per share (U.S. GAAP)	$0.15	$0.10

Venator settlement, per share	—	0.53
Loss on extinguishment of debt, per share	—	0.01
Income tax expense - deferred tax assets, per share	—	(0.04)
Other, per share	—	0.01
Diluted adjusted net income per share attributable to Tronox Holdings plc (non-U.S. GAAP) (2)	$0.15	$0.60

Weighted average shares outstanding, diluted (in thousands)	156,641	159,577

(1) No income tax impacts have been given to any items as they were recorded in jurisdictions with full valuation allowances.
(2) Diluted adjusted net income per share attributable to Tronox Holdings plc was calculated from exact, not rounded Adjusted net income attributable to Tronox Holdings plc and share information.
(a) Represents breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Condensed Consolidated Statements of Income.
(b) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and issuance of a new term loan which closed in April 2022.
(c) Represents a charge to tax expense for the impact on deferred tax assets from a change in tax rates in foreign tax jurisdictions.
(d) Represents other activity not representative of ongoing operations of the Company.

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TRONOX HOLDINGS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Millions of U.S. dollars, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$115	$164
Accounts receivable (net of allowance for credit losses of $4 million and $4 million as of March 31, 2023 and December 31, 2022, respectively)	411	377
Inventories, net	1,359	1,278
Prepaid and other assets	134	135
Income taxes receivable	5	6
Total current assets	2,024	1,960

Noncurrent Assets
Property, plant and equipment, net	1,820	1,830
Mineral leaseholds, net	683	701
Intangible assets, net	249	250
Lease right of use assets, net	138	136
Deferred tax assets	1,243	1,233
Other long-term assets	202	196
Total assets	$6,359	$6,306

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$410	$486
Accrued liabilities	263	252
Short-term lease liabilities	22	20
Short-term debt	176	50
Long-term debt due within one year	24	24
Income taxes payable	20	18
Total current liabilities	915	850

Noncurrent Liabilities
Long-term debt, net	2,458	2,464
Pension and postretirement healthcare benefits	91	89
Asset retirement obligations	151	153
Environmental liabilities	50	51
Long-term lease liabilities	110	110
Deferred tax liabilities	152	153
Other long-term liabilities	33	33
Total liabilities	3,960	3,903

Commitments and Contingencies
Shareholders’ Equity
Tronox Holdings plc ordinary shares, par value $0.01 — 156,717,050 shares issued and outstanding at March 31, 2023 and 154,496,923 shares issued and outstanding at December 31, 2022	2	2
Capital in excess of par value	2,049	2,043
Retained earnings	1,083	1,080
Accumulated other comprehensive loss	(785)	(768)
Total Tronox Holdings plc shareholders’ equity	2,349	2,357
Noncontrolling interest	50	46
Total equity	2,399	2,403
Total liabilities and equity	$6,359	$6,306

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TRONOX HOLDINGS PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$25	$16
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	71	68
Deferred income taxes	(1)	4
Share-based compensation expense	6	7
Amortization of deferred debt issuance costs and discount on debt	2	2
Loss on extinguishment of debt	-	1
Venator settlement	-	85
Other non-cash items affecting net income	16	2
Changes in assets and liabilities:
Increase in accounts receivable, net of allowance for credit losses	(41)	(11)
(Increase) decrease in inventories, net	(83)	21
Decrease (increase) in prepaid and other assets	2	(17)
(Decrease) increase in accounts payable and accrued liabilities	(68)	18
Net changes in income tax payables and receivables	2	7
Changes in other non-current assets and liabilities	(10)	(14)
Cash (used in) provided by operating activities	(79)	189

Cash Flows from Investing Activities:
Capital expenditures	(93)	(103)
Proceeds from sale of assets	2	1
Cash used in investing activities	(91)	(102)

Cash Flows from Financing Activities:
Repayments of short-term debt	(26)	-
Repayments of long-term debt	(4)	(3)
Proceeds from short-term debt	152	-
Repurchase of common stock	-	(25)
Dividends paid	(2)	(1)
Cash provided by (used in) financing activities	120	(29)

Effects of exchange rate changes on cash and cash equivalents	1	6

Net (decrease) increase in cash and cash equivalents	(49)	64
Cash and cash equivalents at beginning of period	164	232
Cash and cash equivalents at end of period	$115	$296

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TRONOX HOLDINGS PLC
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

	Three Months Ended March 31,
	2023	2022

Net income (U.S. GAAP)	$25	$16
Interest expense	33	32
Interest income	(3)	(2)
Income tax provision	9	18
Depreciation, depletion and amortization expense	71	68
EBITDA (non-U.S. GAAP)	135	132
Share-based compensation (a)	6	7
Venator settlement (b)	—	85
Loss on extinguishment of debt (c)	—	1
Foreign currency remeasurement (d)	(1)	8
Other items (e)	6	7
Adjusted EBITDA (non-U.S. GAAP)	$146	$240

(a) Represents non-cash share-based compensation.
(b) Represents breakage fee including interest associated with the Venator settlement which were recorded in "Venator settlement" in the unaudited Condensed Consolidated Statements of Income.
(c) 2022 amount represents the loss in connection with the redemption of the 6.5% Senior Secured Notes and the issuance of a new term loan which closed in April 2022.
(d) Represents realized and unrealized gains and losses associated with foreign currency remeasurement related to third-party and intercompany receivables and liabilities denominated in a currency other than the functional currency of the entity holding them, which are included in “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.
(e) Includes noncash pension and postretirement costs, asset retirement obligation remeasurements, asset write-offs, accretion expense and other items included in “Selling general and administrative expenses”, “Cost of goods sold” and “Other income (expense), net” in the unaudited Condensed Consolidated Statements of Income.

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TRONOX HOLDINGS PLC
FREE CASH FLOW (NON-U.S. GAAP)
(UNAUDITED)
(Millions of U.S. dollars)

The following table reconciles cash used in operating activities to free cash flow for the three months ended March 31, 2023:

Three Months Ended March 31, 2023
Cash used in operating activities	$(79)
Capital expenditures	(93)
Free cash flow (non-U.S. GAAP)	$(172)

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